Exhibit 99.1

                   GenCorp Reports 2004 1st Quarter Results

    SACRAMENTO, Calif., March 31 /PRNewswire-FirstCall/ -- GenCorp Inc.
(NYSE: GY) today reported a first quarter net loss of $19 million ($0.43 per share) compared to net income of $3 million ($0.07 per share) for the first quarter 2003. The decrease in earnings from 2003 was driven by a $14 million increase in non-cash pretax expense from employee retirement benefit plans and a $16 million decline in GDX Automotive pre-tax operating results, excluding employee retirement benefit plan expense. Sales for the first quarter 2004 were $308 million, compared to $271 million in 2003. The increase reflects sales from the recently acquired propulsion business of Atlantic Research Corporation (ARC).
    "At the Aerospace & Defense business, we continue to see steady performance improvement and increasing business opportunities as we integrate the ARC business. We also continue to move forward in our planning to monetize our real estate assets. The Fine Chemicals business was down in the first quarter, but we expect this business to be profitable in subsequent quarters," said Terry L. Hall, chairman of the Board, president and CEO.
    "GDX Automotive continues to struggle with OEM pricing pressures, new product start-up costs, steel and petroleum-based material cost increases and volume declines in certain platforms that are challenging in the short term. However, we are progressing with our previously announced plan to reduce capacity in Europe, which is one of several ongoing initiatives to reduce our cost structure and improve operations," he stated.
    "The senior management team and I are continuing to evaluate options to enhance the value of our overall business portfolio," concluded Mr. Hall.

     Operations Review

    Aerospace and Defense Segment
    First quarter 2004 sales were $113 million compared to $61 million in the first quarter 2003. The increase primarily reflects $39 million in sales from the ARC business and increased deliveries on the F/A-22 Raptor program.
    First quarter segment performance in 2004 was $4 million compared to $8 million in 2003. Excluding employee retirement benefit plan income or expense, segment performance was $11 million in the first quarter 2004 compared to $7 million in the first quarter 2003. The increase reflects the impact of higher sales and changes in program mix.
    During the first quarter 2004, Aerojet was selected for contract award by the Northrop Grumman and Raytheon team to provide the kill vehicle Liquid Divert and Attitude Control System in support of the National Missile Defense Kinetic Energy Interceptor program. In addition, Aerojet's recently acquired ARC business was named by Raytheon to be the propulsion supplier for the Variable Flow Ducted Rocket Flight Vehicle Concepts program.
    As of February 29, 2004, Aerojet's contract backlog was $803 million compared to $830 million as of November 30, 2003. Funded backlog, which includes only the amount of those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer, was approximately $416 million as of February 29, 2004, compared to $425 million as of November 30, 2003.

    Real Estate Segment
    There were no sales of real estate assets in the first quarter of 2004 or 2003. Segment performance was $1 million in both periods. During the first quarter 2004, we announced plans for a 1,390 acre master planned community called Easton and filed applications for zoning with the County of Sacramento. We expect the application process will take up to three years and that construction could begin in 2007.

    Fine Chemicals Segment
    First quarter 2004 sales were $13 million compared to $17 million for the first quarter 2003. The decrease reflects the timing of sales of certain products currently under long-term manufacturing agreements.
    First quarter segment performance for 2004 was break-even compared to $2 million in the prior year period. The decrease reflects lower sales volumes, changes in product mix and a delay caused by a late receipt of customer furnished material.
    As of February 29, 2004, Fine Chemicals' backlog was $49 million compared to $57 million as of November 30, 2003. These amounts represent the unfilled sales value of firm customer purchase orders.

    GDX Automotive Segment
    First quarter 2004 sales were $184 million compared to $191 million in 2003. The decrease reflects lower volumes and increased pricing concessions to major customers, offset in part by foreign currency rates.
    First quarter segment performance for 2004 was a loss of $14 million compared to $5 million of income in the prior year. Excluding the expense from employee retirement benefit plans, segment performance decreased by $16 million compared to the first quarter 2003. The decline in segment performance reflects lower volumes on certain platforms, new product start-up costs, higher material costs, foreign currency rates and the impact of pricing concessions, partially offset by lower production costs.

    Other Information
    Interest expense increased to $10 million in the first quarter 2004 from $5 million in 2003 due to higher debt levels and higher average interest rates. Additional debt includes amounts incurred to finance the ARC acquisition. Total debt increased from $538 million as of November 30, 2003 to $606 million as of February 29, 2004, and cash increased from $64 million as of November 30, 2003 to $69 million as of February 29, 2004. The increase in net debt reflects increased working capital needs in the first quarter for GDX Automotive, Aerojet and Fine Chemicals, partially offset by the full payment of an outstanding receivable in the amount of $20 million. Increased working capital needs are driven primarily by tooling expenditures at GDX Automotive, certain program requirements at Aerojet, production timing at Fine Chemicals, and payment of certain current liabilities.
    As of February 29, 2004, the Company had availability under its credit facilities of $90 million.
    Corporate and other expenses increased in the first quarter 2004 to $8 million compared to $5 million in the first quarter 2003. Corporate and other expenses in 2003 included $3 million in foreign currency exchange rate gains, compared to nominal amounts in 2004. Corporate and other expenses included amortization of debt financing costs of $2 million in the first quarter 2004 and $1 million in the first quarter 2003.

    Forward-Looking Statements
    This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements present (without limitation) the expectations, beliefs, plans and objectives of management and future financial performance and assumptions underlying, or judgments concerning, the matters discussed in such statements. The words "believe," "estimate," "anticipate," "project" and "expect," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

    -- legal and regulatory developments that may have an adverse impact on the Company or its segments. For example: 1) the Company's operations and financial condition could be adversely impacted if the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v. Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division), is upheld on appeal and the offsets to which the Company believes it is entitled are not realized; 2) restrictions on real estate development that could delay the Company's proposed real estate development activities; 3) a change in toxic tort or asbestos litigation trends that is adverse to the Company; or 4) changes in international tax laws or currency controls;
    -- changes in Company-wide or business segment strategies, which may result in changes in the types or mix of business in which the Company is involved or chooses to invest;
    -- changes in U.S., global or regional economic conditions, which may affect, among other things, 1) customer funding for the purchase of aerospace and defense products, which may impact the Aerospace and Defense segment's business base and, as a result, impact its ability to recover environmental costs; 2) consumer spending on new vehicles, which could reduce demand for products from the Company's GDX Automotive segment; 3) healthcare spending and demand for the pharmaceutical ingredients produced by the Fine Chemicals segment;
          4) the Company's ability to successfully complete its real estate activities; and 5) the funded status and costs related to the Company's employee retirement benefit plans;
    -- risks associated with the Company's Aerospace and Defense segment's role as a defense contractor including: 1) the right of the U.S. government to terminate any contract for convenience; 2) modification or termination of U.S. government contracts due to lack of congressional funding; and 3) the lack of assurance that bids for new programs will be successful, or that customers will exercise contract options or seek or follow-on contracts with the Company due to the competitive marketplace in which the Company competes;
    -- changes in U.S. and global financial and equity markets, including market disruptions and significant currency or interest rate fluctuations, that may impede the Company's access to, or increase the cost of, external financing for its operations and investments or materially affect the Company's results of operations and cash flows;
    -- increased competitive pressures, both domestically and internationally, which may, among other things, affect the performance of the Company's businesses; for example, the automotive industry is increasingly outsourcing the production of key vehicle sub-assemblies and, accordingly, industry suppliers, such as the Company's GDX Automotive segment, will need to demonstrate the ability to be a reliable supplier of integrated components to maintain and expand its market share;
    -- labor disputes, which may lead to increased costs or disruption of operations in the Company's Aerospace and Defense, GDX Automotive and Fine Chemicals segments;
    -- changes in product mix, which may affect automotive vehicle preferences and demand for the Company's GDX Automotive segment's products;
    -- technological developments or patent infringement claims; which may impact the use of critical technologies in the Company's Aerospace and Defense, GDX and Fine Chemicals segments leading to reduced sales or increased costs; and
    -- an unexpected adverse result or required cash outlay in the toxic tort cases, environmental proceedings or other litigation, or change in proceedings or investigations pending against the Company.

    This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. These and other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2003 and its subsequent filings with the U.S. Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the U.S. Securities and Exchange Commission. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.
    GenCorp is a technology-based manufacturer with positions in the aerospace and defense, pharmaceutical fine chemicals, real estate and automotive industries. Additional information about GenCorp can be obtained by visiting the Company's web site at www.GenCorp.com.


     Consolidated Statements of Income
     GenCorp Inc.
                                                        Three Months Ended
                                                   February 29, February 28,
    (Dollars in millions, except per-share data)       2004          2003
                                                           (Unaudited)

    Net Sales                                          $308           $271
    Costs and Expenses:
      Cost of products sold                             280            228
      Selling, general and administrative                26             18
      Depreciation and amortization                      22             18
      Interest expense                                   10              5
      Other expense (income), net                         1             (3)

    Income (Loss) Before Income Taxes                   (31)             5
      Income tax benefit (provision)                     12             (2)
        Net Income (Loss)                              $(19)            $3

    Basic earnings (loss) per common share:          $(0.43)         $0.07
    Diluted earnings (loss) per common share:        $(0.43)         $0.07

    Shares used for calculation of earnings
     (loss) per share (in millions)
      Basic                                            43.9           43.0
      Diluted                                          43.9           43.1

    Capital expenditures                                $14             $9


    Business Segment Information
    GenCorp Inc.
                                                         Three Months Ended
                                                    February 29, February 28,
    (Dollars in millions)                               2004           2003
                                                            (Unaudited)
    Net Sales:
      Aerospace and Defense                             $113            $61
      Real Estate                                          1              2
      Fine Chemicals                                      13             17
      GDX Automotive                                     184            191
      Intersegment sales elimination                      (3)            --
          Total                                         $308           $271

    Segment Performance:
      Aerospace and Defense                              $11             $7
      Retirement benefit plan (expense) income            (7)             1
        Aerospace and Defense Total                        4              8
      Gross margin on Real Estate asset sales             --             --
      Leasing and other activities and expenses            1              1
        Real Estate Total                                  1              1
      Fine Chemicals                                      --              2
      Retirement benefit plan expense                     --             --
        Fine Chemicals Total                              --              2
      GDX Automotive                                     (10)             6
      Retirement benefit plan expense                     (4)            (1)
        GDX Automotive Total                             (14)             5
          Total Segment Performance                       (9)            16
      Interest expense                                   (10)            (5)
      Corporate retirement benefit plan expense           (4)            (1)
      Corporate and other expenses                        (8)            (5)
    Income (Loss) Before Income Taxes                    (31)             5
      Income tax benefit (provision)                      12             (2)
        Net Income (Loss)                               $(19)            $3


    Segment performance represents net sales from continuing operations less applicable costs, expenses, retirement benefit plan income (expense), and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate retirement benefit plan expense, corporate income and expenses, provisions for unusual items not related to the operations, interest expense, income taxes and minority interest.


     Condensed Consolidated Balance Sheets
     GenCorp Inc.

                                                    February 29, November 30,
    (Dollars in millions)                               2004           2003
                                                           (Unaudited)
    Assets
    Cash and equivalents                                 $69            $64
    Accounts receivable                                  177            176
    Inventories, net                                     230            211
    Recoverable from U.S. government and
     other third parties for
     environmental remediation costs                      37             37
    Current deferred income tax                           14              7
    Prepaid expenses and other                            19             21
    Total Current Assets                                 546            516
    Property, plant and equipment, net                   516            516
    Recoverable from U.S. government and
     other third parties for
     environmental remediation costs                     178            183
    Deferred income taxes                                  1             10
    Prepaid pension asset                                334            345
    Goodwill, net                                        201            197
    Other noncurrent assets, net                         127            140
                                                      $1,903         $1,907

    Liabilities and Shareholders' Equity
    Short-term borrowings and
     current portion of long-term debt                   $30            $52
    Accounts payable                                     100            114
    Reserves for environmental remediation                53             53
    Income taxes payable                                   5             23
    Other current liabilities                            215            245
    Total Current Liabilities                            403            487
    Long-term debt, net of current portion               576            486
    Reserves for environmental remediation               255            262
    Postretirement benefits other than pensions          164            162
    Other noncurrent liabilities                          86             82
    Total shareholders' equity                           419            428
                                                      $1,903         $1,907


SOURCE  GenCorp Inc.
    -0-                             03/31/2004
    /CONTACT: investors, Yasmin Seyal, senior vice president & chief financial officer, +1-916-351-8585, or press, Linda Beech Cutler, vice president, Corporate Communications, +1-916-351-8650, both of GenCorp Inc./
    /Web site:  http://www.gencorp.com/
    (GY)

CO:  GenCorp Inc.
ST:  California
IN:  ARO CPR CHM REA
SU:  ERN